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                                                               EXHIBIT 3(i)
                                                               Plexus 1998 10-K

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                                    COMPOSITE
                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  PLEXUS CORP.,

                               as amended through
                                 August 13, 1998


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                                    ARTICLE I
                                      NAME

         The name of the corporation is PLEXUS CORP.


                                   ARTICLE II
                                    PURPOSES

         The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.


                                   ARTICLE III
                                  CAPITAL STOCK

A.       AUTHORIZED STOCK

         The authorized capital stock of the Corporation shall consist of Sixty-Five Million Shares (65,000,000), itemized by classes as follow:

             1. Sixty Million (60,000,000) Shares of Common Stock, one cent ($.01) par value (the "Common Stock").

             2. Five Million (5,000,000) Shares of Preferred Stock, one cent ($.01) par value (the "Preferred Stock").
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B.       CONVERSION OF COMMON STOCK

         [This section refers to a 1985 conversion of shares which occurred upon the filing of Restated Articles of Incorporation in that year.] Upon the effectiveness of these Restated Articles of Incorporation [refers to the 1985 restatement], and without any action on the part of the holders thereof, each heretofore existing share of Common Stock, $1.00 par value, of the corporation shall be converted into 230 shares of Common Stock, one cent ($.01) par value of the corporation.

C.       PREFERRED STOCK

         The Preferred Stock may be issued in series, and authority is vested in the Board of Directors, from time to time, to establish and designate series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of any series of the Preferred Stock, but only with respect to:

            1.    the rate of dividend;

            2. the price and terms and conditions on which shares may be redeemed;

            3. the amount payable upon shares in the event of voluntary or involuntary liquidation;

            4. sinking fund provisions for the redemption or purchase of shares;

            5. the terms and conditions on which shares may be converted into shares of any other class or series of the same or any other class of stock of the corporation, if the shares of any series are issued with the privilege of conversion; and

            6.    voting rights, if any.

         Except as to the matters expressly set forth above, all series of the Preferred Stock shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of the Preferred Stock shall be alike in every particular.

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                                   ARTICLE IV
                                REGISTERED OFFICE

         The corporation's registered office and registered agent at such office are:

                  Registered Office:                 55 Jewelers Park Drive
                                                     P.O. Box 156
                                                     Neenah WI 54956

                  Registered Agent:                  Joseph D. Kaufman


                                    ARTICLE V
                                    DIRECTORS

         The number of directors, which shall be not less than three (3), shall be fixed by, or in the manner provided in, the By-laws.


                                   ARTICLE VI
                           DENIAL OF PREEMPTIVE RIGHTS

         The shareholders of the corporation are denied all preemptive rights.


                                   ARTICLE VII
                          RIGHT TO PURCHASE OWN SHARES

         The corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions as the Board of Directors shall fix.


                                    * * * * *


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                             Exhibit A to Article 3




                                      FORM
                                       OF
         CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                                  PLEXUS CORP.



(Pursuant to Section 180.0602 of the Wisconsin Business Corporation Law)


         Plexus Corp., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Corporation"), does hereby certify that, pursuant to authority conferred upon its Board of Directors by its Restated Articles of Incorporation and by the provisions of 180.0602 of the Wisconsin Business Corporation Law, the following resolution was adopted by its Board of Directors at a meeting duly held on August 13, 1998:

         RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the provisions of the Restated Articles of Incorporation of the Corporation and the provisions of Section
180.0602 of the Wisconsin Business Corporation Law, there is hereby created a series of Preferred Stock of the Corporation, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Restated Articles of Incorporation of the Corporation:

         Section 1. Designation of Series A Junior Participating Preferred Stock: Number of Shares.

         There is designated a series of Preferred Stock titled as "Series A Junior Participating Preferred Stock," no par value per share (the "Series A Preferred Stock"), and the authorized number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of authorized shares may be increased or decreased, from time to time, by resolution of the Board; provided, however, that no such decrease shall reduce the number of authorized shares of the Series A Preferred Stock to a number less than the number of shares of the Series A Preferred

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Stock then outstanding, plus the number of such shares then reserved for issuance upon the exercise of any outstanding options, warrants or rights or the exercise of any conversion or exchange privilege contained in any outstanding security issued by the Corporation.

         Section 2.        Dividends and Distributions.

         (A) Subject to the rights of the holders of shares of any other series of Preferred Stock (or shares of any other class of capital stock of the Corporation) ranking senior to the Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock, in preference to the holders of shares of Common Stock and of any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board out of funds legally available therefor, such dividends, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Company shall at any time after August 13, 1998 (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Board shall declare, out of funds legally available therefor, a dividend or distribution on the Series A Preferred Stock, as provided in paragraph (A) of this Section 2, immediately after it has declared a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

         Section 3. Voting Rights. In addition to any other voting rights required by applicable law, the holders of shares of the Series A Preferred Stock shall have the following voting rights:

         (A) Each share of the Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. The multiple of 100 (the "Voting Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph (A). In the event that the Corporation shall at any time after the effective date of this Resolution of the Board ("Resolution") (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser

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number of shares of Common Stock, then, in each such case, the Voting Multiple thereafter applicable to the determination of the number of votes per share to which the holders of shares of the Series A Preferred Stock shall be entitled shall be the Voting Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided in this Resolution, in any other resolution establishing another series of Preferred Stock (or any series of any other class of capital stock of the Corporation) or by applicable law, the holders of the Series A Preferred Stock, the holders of Common Stock and the holders of any other class of capital stock of the Corporation having general voting rights shall vote together as a single class on all matters submitted to a vote of the shareholders of the Corporation.

         (C) Except as otherwise provided in this Resolution or by applicable law, the holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent provided in paragraph (B) of this Section 3 for the taking of any corporate action).

         Section 4.        Certain Restrictions.

         (A) Whenever dividends or other distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Series A Preferred Stock shall have been paid in full, the Corporation shall not:

                  (i) Declare or pay dividends or make any other distributions on any shares of any class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock;

                  (ii) Declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are accrued and unpaid in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) Redeem, purchase or otherwise acquire for consideration any shares of any class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock, except that the Corporation may at any time redeem, purchase or otherwise acquire any shares of such junior stock in exchange for other shares of any class of capital stock of the Corporation ranking

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junior (both as to dividends and upon dissolution, liquidation or winding up of the Corporation) to the Series A Preferred Stock; or

                  (iv) Purchase or otherwise acquire for consideration any shares of the Series A Preferred Stock or any shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, or redeem any shares of such parity stock, except in accordance with a purchase offer made in writing or by publication to the holders of all such shares upon such terms and conditions as the Board, after taking into consideration the respective annual dividend rates and the other relative powers, preferences and rights of the respective series and classes of such shares, shall determine in good faith will result in fair and equitable treatment among the respective holders of shares of all such series and classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of any class of capital stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of the Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after such purchase or acquisition. All such canceled shares shall thereupon become authorized and unissued shares of Preferred Stock and may be reissued as part of any new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth in the Restated Articles of Incorporation of the Corporation, from time to time, in any other resolution establishing another series of Preferred Stock (or any series of any other class of capital stock of the Corporation) or in any applicable law.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation (whether voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of any class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock unless, prior thereto, the holder of each outstanding share of the Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $1.00, and (ii) an aggregate amount, subject to adjustment as hereinafter provided in this
Section 6, equal to 100 times the aggregate per share amount to be distributed to the holders of Common Stock, or (b) to the holders of shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the Corporation shall at any time after the effective date of this Resolution (a) declare or pay any dividend on Common Stock payable in shares of Common

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Stock, or (b) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount per share to which the holders of shares of the Series A Preferred Stock would have been entitled to receive immediately prior to such event pursuant to clause
(a)(ii) of the preceding sentence shall be adjusted by multiplying such aggregate per share amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In the event that the Corporation shall be a party to any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are converted or changed into or exchanged for other capital stock, securities, cash or other property, or any combination thereof, then, in each such case, each share of the Series A Preferred Stock shall at the same time be similarly converted or changed into or exchange for an aggregate amount, subject to adjustment as hereinafter provided in this Section 7, equal to 100 times the aggregate amount of capital stock, securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is being converted or changed or exchanged. In the event that the Corporation shall at any time after the effective date of this Resolution declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount per share to which the holders of shares of the Series A Preferred Stock would have been entitled to receive immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such aggregate per share amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. No Redemption. The shares of the Series A Preferred Stock shall not be redeemable at any time.

         Section 9. Rank. Unless otherwise provided in the resolution establishing another series of Preferred Stock after the effective date of this Resolution, the Series A Preferred Stock shall rank, as to the payment of dividends and the making of any other distribution of assets of the Corporation, senior to the Common Stock, but junior to all other series of the Preferred Stock.

         Section 10. Amendments. The Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences and rights of the Series A Preferred Stock so as to adversely affect any rights of the holders thereof without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a single class.

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         Section 11. Fractional Shares. Fractional shares of the Series A
Preferred Stock may be issued, but, unless the Board shall otherwise determine, only in multiples of one one-hundredth of a share. The holder of any fractional share of the Series A Preferred Stock shall be entitled to receive dividends, participate in distributions, exercise voting rights and have the benefit of all other powers, preferences and rights relating to the Series A Preferred Stock in the same proportion as such fractional share bears to a whole share.

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